Exhibit 99.1

Manatron, Inc. Announces Board Approval of Stock Buyback
Thursday October 17, 12:18 pm ET

KALAMAZOO, Mich.--(BUSINESS WIRE)--October 17, 2002--Manatron, Inc. (NASDAQ:MANA - News) a leading provider of web-based and client/server application software products and services for county, city and township governments announced today that its Board of Directors has authorized management to purchase up to $500,000 of the Company's stock during the next 12 months.

This amount represents approximately 3% of the current market value of the Company's 4.01 million shares that are outstanding.

Manatron President and CEO Paul Sylvester stated, "We believe that at its present price, our stock is undervalued. The Board feels the buyback would be a prudent use of our resources given our current cash position. In addition, this should increase the value of investor holdings and demonstrate our confidence in the Company's growth strategy. The Board approved a similar repurchase program in 2001 for $250,000; however, we only ended up purchasing 9,200 shares on October 3, 2002 at $4.13 per share. We intend to be more aggressive this year."

Any purchases of shares will be made through a systematic program of open market purchases subject to availability, regulatory and other constraints, and general economic conditions. Any repurchased shares will be reserved for future re-issuance.

About Manatron, Inc.

Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and also facilitate the "Virtual Courthouse" by providing Internet access to information for industry professionals and the public or by processing transactions over the Internet such as the payment of property taxes. Manatron provides mass appraisal services, through its Sabre Appraisal Division, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently operates out of regional offices in Michigan, Illinois, Indiana, Ohio, Pennsylvania, Florida, and North Carolina and serves approximately 1,600 customers in 31 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

Todd Nielsen Hayden Communications, Inc. 1401 Havens Drive North Myrtle Beach, SC 29582 P: 843-272-4653 F: 843-361-0758 todd@haydenir.com www.haydenir.com

Hayden Communications, Inc. (HC) is an investor relations firm. Information has been obtained from sources considered to be reliable,but we do not guarantee that it is accurate or complete. This material is not an offer to sell or a solicitation of an offer to buy any securities. HC and its affiliates, officers, directors, subsidiaries and agents have been compensated by its clients to perform shareholder and investor relation services. Each contract varies in duration, services performed and compensation received. This information is not an endorsement of the Company by HC. HC is not responsible for any claims made by the Company. You should independently investigate and fully understand all risks before investing. Statements included in this email or fax may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results, can be found in the Company's Registration Statement and in its Reports on Forms 10-K and 10Q filed with the Securities and Exchange Commission (SEC).